                                                                   Exhibit 12.1

                            United Stationers Inc.
                       Ratio of Earning to Fixed Charges

                                                   Year Ended December 31,
                                       ------------------------------------------------
                                        1993      1994      1995       1996      1997
                                       -------   -------   -------   --------  --------
Income before income tax and
  extraordinary item                   $ 3,743   $10,396   $11,371   $ 55,548  $ 81,418
Fixed charges                            8,135     8,725    50,919     63,723    58,344
                                       -------   -------   -------   --------  --------
Total                                  $11,878   $19,121   $62,290   $119,271  $139,762
                                       -------   -------   -------   --------  --------
                                       -------   -------   -------   --------  --------

Interest expense                       $ 7,235   $ 7,725   $46,186   $ 57,456  $ 51,511
One-third of operating rental expense      900     1,000     4,733      6,267     6,833
                                       -------   -------   -------   --------  --------
Fixed charges                          $ 8,135   $ 8,725   $50,919   $ 63,723  $ 58,344
                                       -------   -------   -------   --------  --------
                                       -------   -------   -------   --------  --------

Ratio of earnings to fixed charges         1.5x      2.2x      1.2x       1.9x      2.4x
                                       -------   -------   -------   --------  --------
                                       -------   -------   -------   --------  --------

Note: Income before income tax and extraordinary item exclude $67.4 million of non-recurring charges.